FOR IMMEDIATE RELEASE               CONTACT:  Wendy Hall
                                              Halliburton Public Relations
                                              713-676-5227

                                              Cedric Burgher
                                              Halliburton Investor Relations
                                              713-676-4933


                COURT EXTENDS STAY ON HALLIBURTON ASBESTOS CLAIMS



DALLAS, Texas -- Halliburton Company (NYSE: HAL) today announced that yesterday, February 21, 2002, the U.S. Bankruptcy Court that issued a temporary restraining order on February 14, 2002 staying more than 200,000 pending asbestos claims against Halliburton's subsidiary Dresser Industries, Inc. has extended the time period of such stay until April 4, 2002. On April 4, the Court will hold a hearing to decide if the stay will continue in place or be modified. For more details on the stay entered by the Court on February 14, 2002, Halliburton refers to its earlier press release of the same date.

     Founded in 1919, Halliburton is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction business segments. The company's World Wide Web can be accessed at www.halliburton.com.

                                       ###